UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 5, 2012

Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to attend the 2012 Annual Meeting of Stockholders of Griffin-American Healthcare REIT II, Inc., to be held on November 7, 2012 at 8:30 a.m. local time, at the Fairmont Newport Beach hotel, located at 4500 MacArthur Blvd, Newport Beach, California 92660. We look forward to your attendance.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be acted upon by our stockholders. A report on the status of our initial public offering and our portfolio of properties will also be presented at the 2012 Annual Meeting of Stockholders, and our stockholders will have an opportunity to ask questions.

None of our stockholders own more than 10% of our outstanding shares, so every stockholder’s vote is important and assists us in establishing the necessary quorum to conduct business at the Annual Meeting of Stockholders. Regardless of the number of shares of our common stock you own, it is very important that your shares be represented at the 2012 Annual Meeting of Stockholders. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. You may do this by completing, signing and dating the accompanying proxy card and returning it via fax to 1 (781) 633-4036 or in the accompanying self-addressed postage-paid return envelope. You also may authorize a proxy via the Internet at https://www.eproxy.com/hcreit2 or by telephone by dialing toll-free 1 (866) 977-7699. Please follow the directions provided in the proxy statement. This will not prevent you from voting in person at the 2012 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2012 Annual Meeting of Stockholders.

YOUR VOTE COUNTS. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF, AND INTEREST IN, OUR COMPANY.

Sincerely,

Jeffrey T. Hanson

Chief Executive Officer and Chairman

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 7, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Griffin-American Healthcare REIT II, Inc., a Maryland corporation, will be held on November 7, 2012 at 8:30 a.m. local time, at the Fairmont Newport Beach hotel, located at 4500 MacArthur Blvd, Newport Beach, California 92660, for the following purposes, which are more completely set forth in the accompanying Proxy Statement:

1.	to elect five directors, each to hold office for a one-year term expiring at the 2013 Annual Meeting of Stockholders and until his successor is duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

3.	to transact such other business as may properly come before the 2012 Annual Meeting of Stockholders or any adjournments or postponements thereof.

These proposals are discussed in the following pages, which are made part of this notice. Our stockholders of record on August 24, 2012 are entitled to vote at the 2012 Annual Meeting of Stockholders of Griffin-American Healthcare REIT II, Inc. The list of stockholders entitled to vote will be available for inspection at the offices of Griffin-American Healthcare REIT II, Inc., 4000 MacArthur Boulevard, West Tower, Suite 200, Newport Beach, California 92660, for the ten-day period immediately preceding the 2012 Annual Meeting of Stockholders. We reserve the right, in our sole discretion, to adjourn or postpone the 2012 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on November 7, 2012.

The proxy statement and annual report to stockholders are available at https://www.eproxy.com/hcreit2.

You may obtain directions to attend the 2012 Annual Meeting of Stockholders of Griffin-American Healthcare REIT II, Inc. by calling 1 (949) 270-9225.

Please sign and date the accompanying proxy card and return it promptly by fax to 1 (781) 633-4036 or in the accompanying self-addressed postage-paid return envelope whether or not you plan to attend. You also may authorize a proxy electronically via the Internet at https://www.eproxy.com/hcreit2 or by telephone by dialing toll-free 1 (866) 977-7699. Instructions are included with the proxy card. If you attend the 2012 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously have returned your proxy card or authorized a proxy electronically. You may revoke your proxy at any time prior to its exercise.

By Order of the Board of Directors,

Cora Lo

Secretary

i

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Griffin-American Healthcare REIT II, Inc., or Griffin-American Healthcare REIT II, for use in voting at the 2012 Annual Meeting of Stockholders, or the annual meeting, to be held on November 7, 2012 at 8:30 a.m. local time, at the Fairmont Newport Beach hotel, located at 4500 MacArthur Blvd, Newport Beach, California 92660, and at any adjournment or postponement thereof, for the purposes set forth in the attached notice. The proxy solicitation materials are being mailed to stockholders on or about September 5, 2012.

About the Meeting

What is the purpose of the annual meeting?

At the annual meeting, stockholders will vote to: (i) elect five directors, each to hold office for a one-year term expiring at the 2013 Annual Meeting of Stockholders and until his successor is duly elected and qualifies; (ii) ratify the appointment of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the year ending December 31, 2012; and (iii) transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Management will report on the status of our initial public offering, or our offering, and our portfolio of properties, and will respond to questions from stockholders. In addition, representatives of Ernst & Young, our independent registered public accounting firm, are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from our stockholders.

What is our Board of Directors’ voting recommendation?

Unless you give other instructions on your proxy card, the individuals named on the card as proxy holders will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors unanimously recommends that: (i) you vote your shares “FOR ALL NOMINEES” to our Board of Directors; and (ii) you vote your shares “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2012. No director has informed us that he intends to oppose any action intended to be taken by us.

What happens if additional proposals are presented at the annual meeting?

Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If other matters are presented and you are authorizing a proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on August 24, 2012, or the record date, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they hold on that date at the annual meeting or any adjournments or postponements thereof. As of the record date, we had 80,610,427 shares of our common stock issued and outstanding and entitled to vote. Each outstanding share of our common stock entitles its holder to cast one vote on each proposal to be voted on at the annual meeting.

What constitutes a quorum?

If 50.0% of the shares of our common stock outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

How do I vote my shares at the annual meeting?

Authorizing a Proxy by Mail — Stockholders may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed postage-paid return envelope. Completed proxy cards must be received by November 6, 2012.

Authorizing a Proxy by Fax — Stockholders may authorize a proxy by completing the accompanying proxy card and faxing it to 1 (781) 633-4036 until 11:59 p.m. Eastern Standard Time on November 6, 2012.

Authorizing a Proxy by Telephone — Stockholders may authorize a proxy by telephone by dialing toll-free at 1 (866) 977-7699 until 11:59 p.m. Eastern Standard Time on November 6, 2012.

Authorizing a Proxy by Internet — Stockholders may authorize a proxy electronically using the Internet at https://www.eproxy.com/hcreit2 until 11:59 p.m. Eastern Standard Time on November 6, 2012.

Can I revoke my proxy after I return my proxy card or after I authorize a proxy by telephone, fax or over the Internet?

If you are a stockholder of record as of August 24, 2012, you may revoke your proxy at any time before the proxy is exercised at the annual meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the annual meeting and voting in person (although attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request). To revoke a proxy previously submitted by telephone, fax or over the Internet, you may simply authorize a proxy again at a later date using the same procedure set forth above, but before the deadline for telephone, fax or Internet proxy authorization, in which case the later submitted proxy will be recorded and the earlier proxy revoked.

If you hold shares of our common stock in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What vote is required to approve each proposal that comes before the annual meeting?

To elect the director nominees, the affirmative vote of a majority of the shares of our common stock present in person or by proxy at a meeting at which a quorum is present must be cast in favor of the proposal. To ratify the appointment of Ernst & Young, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions and broker non-votes will count as votes against the proposal to elect the director nominees, but will have no impact on the proposal to ratify the appointment of Ernst & Young.

Will my vote make a difference?

Yes. Your vote is needed to ensure that the proposals can be acted upon. Unlike most other public companies, no large brokerage houses or affiliated groups of stockholders own substantial blocks of shares of our common stock. As a result, a large number of our stockholders must be present in person or by proxy at the annual meeting to constitute a quorum. THEREFORE, YOUR VOTE IS VERY IMPORTANT EVEN IF YOU OWN ONLY A SMALL NUMBER OF SHARES! Your immediate response will help avoid potential delays and may save us significant additional expense associated with soliciting stockholder proxies. We encourage you to participate in the governance of Griffin-American Healthcare REIT II and welcome your attendance at the annual meeting.

Who will bear the costs of soliciting proxies for the meeting?

Griffin-American Healthcare REIT II will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Boston Financial Data Services, Inc. to assist us in the distribution of proxy materials and solicitation of votes. We anticipate paying Boston Financial Data Services, Inc. approximately $75,000 for such services. In addition to the mailing of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

Who should I call if I have any questions?

If you have any questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:

Boston Financial Data Services, Inc.

P.O. Box 55046

Boston, Massachusetts 02205-9838

Griffin-American Healthcare REIT II, Inc.

Call toll-free: 1 (855) 844-8650

PROPOSAL FOR

ELECTION OF DIRECTORS

(Proposal No. 1)

Background

Our Board of Directors currently consists of five directors. Our charter and bylaws provide for a minimum of three and a maximum of 15 directors and that our directors each serve a term of one year, but may be re-elected. Our Board of Directors has nominated Jeffrey T. Hanson, Danny Prosky, Patrick R. Leardo, Gerald W. Robinson and Gary E. Stark, each for a term of office commencing on the date of the 2012 Annual Meeting of Stockholders of Griffin-American Healthcare REIT II and ending on the date of the 2013 Annual Meeting of Stockholders and until his successor is duly elected and qualifies. Each of Messrs. Hanson, Prosky, Leardo, Robinson and Stark currently serves as a member of our Board of Directors.

Unless otherwise instructed on the proxy, the shares represented by proxies will be voted FOR ALL NOMINEES for the directors named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he will serve on our Board of Directors for a one-year term ending on the date of the 2013 Annual Meeting of Stockholders and until his successor has been duly elected and qualifies. If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by our Board of Directors. We are not aware of any family relationship among any of the nominees to become directors or executive officers of Griffin-American Healthcare REIT II. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him and any other person relating to his election as a director, except that such nominees agreed to serve as our directors if elected.

Director Qualifications

We believe that our Board of Directors should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. Each director also is expected to: exhibit high standards of integrity, commitment and independence of thought and judgment; use his or her skills and experiences to provide independent oversight to our business; participate in a constructive and collegial manner; be willing to devote sufficient time to carrying out their duties and responsibilities effectively; devote the time and effort necessary to learn our business; and represent the long-term interests of our stockholders. Furthermore, we believe our Board of Directors should be comprised of persons with skills in areas such as: finance, real estate, leadership of business organizations and legal matters.

In addition to the targeted skill areas as noted above, we endeavor to select members of our Board of Directors which have a strong record of achievement in key knowledge areas that are critical for directors to add value to our Board of Directors, including:

•	Strategy — knowledge of our business model, the formulation of corporate strategies, knowledge of key competitors and markets;

•	Relationships — understanding how to interact with investors, accountants, attorneys, management companies and markets in which we operate; and

•	Functional — understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues and marketing.

Information about Director Nominees

Jeffrey T. Hanson, age 41, has served as our Chief Executive Officer and Chairman of the Board of Directors since January 2009. He is also one of the founders and owners of American Healthcare Investors LLC, or American Healthcare Investors, a Newport Beach-based investment management firm that serves as one of our co-sponsors and owns a majority interest in Griffin-American Healthcare REIT Sub-Advisor, LLC, or our sub-advisor. Since November 2011, Mr. Hanson has also served as an Executive Vice President of our sub-advisor. He served as the Chief Executive Officer of Grubb & Ellis Healthcare REIT II Advisor, LLC, or Grubb & Ellis Healthcare REIT II Advisor, or our former advisor, from January 2009 to November 2011 and as the Chief Executive Officer and President of Grubb & Ellis Equity Advisors, LLC, or Grubb & Ellis Equity Advisors, from June 2009 to November 2011. He also served as the President and Chief Investment Officer of Grubb & Ellis Realty Investors, LLC, or Grubb & Ellis Realty Investors, from January 2008 and November 2007, respectively, until November 2011. He also served as the Executive Vice President, Investment Programs, of Grubb & Ellis Company, or Grubb & Ellis, or our former sponsor, from December 2007 to November 2011 and served in various capacities within Grubb & Ellis’ organization from July 2006 to November 2011. Grubb & Ellis filed for Chapter 11 bankruptcy protection on February 20, 2012. From 1997 to July 2006, prior to Grubb & Ellis’ merger with NNN Realty Advisors, Inc. in December 2007, Mr. Hanson served as Senior Vice President with Grubb & Ellis’ Institutional Investment Group in the firm’s Newport Beach office. While with that entity, he managed investment sale assignments throughout the Western U.S., with a significant focus on leading acquisitions and dispositions on healthcare-related properties, for major private and institutional clients. During that time, he also served as a member of the Grubb & Ellis President’s Counsel and Institutional Investment Group Board of Advisors. Mr. Hanson received a B.S. degree in Business from the University of Southern California with an emphasis in Real Estate Finance.

Our board of directors selected Mr. Hanson to serve as a director because he is our Chief Executive Officer and has served in various executive roles with a focus on investment management and property acquisitions. Mr. Hanson has profound insight into the development, marketing, finance, and operations aspects of our company. He has expansive knowledge of the real estate and healthcare industries and relationships with chief executives and other senior management at real estate and healthcare companies. Our board of directors believes that Mr. Hanson brings a unique and valuable perspective to our board of directors. As of August 15, 2012, Mr. Hanson owns 202,764 shares of our common stock and is the largest stockholder in our company.

Danny Prosky, age 47, has served as our director, President and Chief Operating Officer since January 2009. He is also one of the founders and owners of American Healthcare Investors, which serves as one of our co-sponsors and owns a majority interest in our sub-advisor. Since November 2011, Mr. Prosky has also served as an Executive Vice President of our sub-advisor. He served as the President and Chief Operating Officer of Grubb & Ellis Healthcare REIT II Advisor from January 2009 to November 2011 and as Executive Vice President and Secretary of Grubb & Ellis Equity Advisors, Property Management, Inc. from June 2011 to November 2011. He also served as the Executive Vice President, Healthcare Real Estate of Grubb & Ellis Equity Advisors from September 2009 to November 2011, having served in various capacities within the Grubb & Ellis organization from March 2006 to November 2011, and was responsible for all medical property acquisitions, management and dispositions. He served as the Executive Vice President — Acquisitions of Grubb & Ellis Healthcare REIT, Inc. (now known as Healthcare Trust of America, Inc.) from April 2008 to June 2009, having served as its Vice President — Acquisitions from September 2006 to April 2008. Mr. Prosky previously worked for Health Care Property Investors, Inc., a publicly traded healthcare REIT, where he served as the Assistant Vice President — Acquisitions & Dispositions from February 2005 to March 2006 and as Assistant Vice President — Asset Management from November 1999 to February 2005. From 1992 to 1999, he served as the Manager, Financial Operations, Multi-Tenant Facilities for American Health Properties, Inc. Mr. Prosky received a B.S. degree in Finance from the University of Colorado and an M.S. degree in Management from Boston University.

Our board of directors selected Mr. Prosky to serve as a director because he is our President and Chief Operating Officer and his primary focus has been on the acquisition and operation of healthcare and healthcare-related properties. He has significant knowledge of, and relationships within, the real estate and healthcare industries, due in part to the 14 years he worked at Health Care Property Investors, Inc. and American Health Properties, Inc. Our Board of Directors believes that his executive experience in the real estate industry coupled with his deep knowledge of our company’s strategies and operations will bring strong financial and operational expertise to our Board of Directors.

Patrick R. Leardo, age 64, has served as one of our independent directors since August 2009. Mr. Leardo has also served as the Managing Member of Domain Capital Advisors, LLC, a registered investment advisor, since July 2008. From May 1986 to June 2008, Mr. Leardo served in various management roles at PricewaterhouseCoopers LLP, or PwC, including serving as the partner in charge of the Global Real Estate Advisory practice. Prior to the merger of PriceWaterhouse and Coopers & Lybrand in 1998, Mr. Leardo was also the Real Estate Industry Chairman for Coopers & Lybrand’s real estate activities, coordinating all lines of service including audit, tax and consulting. Mr. Leardo’s industry memberships include the Pension Real Estate Association, National Realty Committee, Urban Land Institute, or ULI, and the National Association of Real Estate Investment Trusts. He also holds the prestigious Counselor of Real Estate designation and was honored by the Royal Institute of Chartered Surveyors as a Fellow in May 2006. He recently completed a term as a Trustee of ULI and has been invited to become a Governor of ULI. Mr. Leardo has also served as a Board Trustee for the American Seniors Housing Association, a member of the Board of Directors of Edens & Avant, a $2.5 billion market cap private real estate investment trust, or REIT, and a Board Trustee for Roanoke College located in Salem, Virginia. Mr. Leardo received a B.S. degree in Economics from Upsala College.

Our Board of Directors selected Mr. Leardo to serve as a director in part due to his financial and accounting expertise, particularly in the real estate industry. Our Board of Directors believes that his experience as a partner at a public accounting firm, as well as his previous service on the board of directors of a REIT, will bring value to us, particularly in his role as the audit committee chairman and audit committee financial expert. With his extensive background in finance, accounting and business operations, Mr. Leardo has a unique portfolio of business skills.

Gerald W. Robinson, age 64, has served as one of our independent directors since August 2009. Mr. Robinson has also served as the Executive Vice President of Pacific Life Insurance Company since January 1994 and as Chairman and Chief Executive Officer of Pacific Select Distributors, Inc. since March 1994. Prior to 1994, Mr. Robinson served in various executive positions in the life insurance industry, including positions with Home Life Insurance Company, Anchor National Life Insurance Company and Private Ledger Financial Services. During Mr. Robinson’s career, he has supervised and been a member of due diligence committees responsible for the approval of all products offered by broker-dealers for sale through registered representatives including real estate limited partnership, REIT and mortgage-based products. In addition, while at Pacific Life Insurance Company, Mr. Robinson was a member of the investment committee, which was responsible for the purchase and disposition of all assets of the insurance company which included numerous forms of real estate, mortgage, and REIT investments. Mr. Robinson is a Certified Financial Planner and a Chartered Life Underwriter and received a B.S. degree in Business Administration from Central Michigan University.

Our Board of Directors selected Mr. Robinson to serve as a director due to his strong relationships and understanding of the financial network through which we offer our shares of common stock in our offering. Mr. Robinson’s vast experience in capital markets and business operations enhances his ability to contribute insight on achieving business success in a diverse range of economic conditions and competitive environments. Our Board of Directors believes that this experience will bring valuable knowledge and insight to our company.

Gary E. Stark, age 56, has served as one of our independent directors since August 2009. From February 2010 through March 2011, Mr. Stark acted as the chief operating officer of Whitten LLC, a healthcare company operating a luxury assisted living and memory care facility in La Habra, California. Since December 2007, Mr. Stark has been the owner and managing member of Chateau DHAL Management, LLC, a healthcare management company that operated an assisted living facility exclusively dedicated to qualifying low income individuals with assisted living needs in Kansas City, Kansas. Since May 2005, Mr. Stark has been the owner and managing member of Chateau Healthcare Management, LLC, a healthcare management company that operated luxury assisted living, senior residential care, memory care and Alzheimer’s care facilities in Overland Park and Mission, Kansas. From November 2002 to July 2005, Mr. Stark co-owned Grace Long Term Care, LLC, a healthcare management company operating skilled nursing and assisted living facilities. Mr. Stark served as a private consultant from August 2001 to March 2004 to Health Care Property Investors, Inc., a publicly traded healthcare REIT. Mr. Stark also served as a Vice President and General Counsel of Nationwide Health Properties, Inc., another publicly traded healthcare REIT, from March 1992 to August 2001. Prior to 2001, Mr. Stark also served as Vice President of Legal Affairs/General Counsel of Life Care Centers of America, Inc., one of the largest privately owned sub-acute/long-term care providers in the U.S., and as General Counsel of Care Enterprises, Inc., a publicly traded healthcare corporation engaged in sub-acute/long-term care, ancillary healthcare services and products. Mr. Stark received a B.A. degree in Economics from the University of California, Irvine and received a J.D. degree from the University of California, Hastings College of Law. Mr. Stark is a member of the California State Bar Association.

Our Board of Directors selected Mr. Stark to serve as a director due to his knowledge of the healthcare industry and his previous relationships with publicly traded REITs. Mr. Stark’s extensive knowledge of our company’s business sector combined with his executive experience at numerous other real estate companies focused on the healthcare industry is a significant asset to our company. Our Board of Directors believes that Mr. Stark’s experience will result in assisting us in developing our long-term strategy in the healthcare industry.

Our Board of Directors recommends a vote FOR ALL NOMINEES for election as directors.

EXECUTIVE OFFICERS

Information regarding our executive officers is set forth below. We are not aware of any family relationship among any of the nominees to become directors or executive officers of Griffin-American Healthcare REIT II. Each of our executive officers has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to their appointment as an executive officer.

For biographical information regarding Mr. Hanson, our Chief Executive Officer and Chairman, and Mr. Prosky, our director, President and Chief Operating Officer, see “— Information about Director Nominees” above.

Shannon K S Johnson, age 35, has served as our Chief Financial Officer since January 2009. Ms. Johnson has also served as the Senior Vice President, Accounting and Finance of American Healthcare Investors since January 2012. Ms. Johnson served as the Financial Reporting Manager for Grubb & Ellis Realty Investors from January 2006 to January 2012. Ms. Johnson served as Chief Financial Officer of Griffin-American Healthcare REIT (now known as Healthcare Trust of America, Inc.) and Grubb & Ellis Apartment REIT, Inc. (now known as Landmark Apartment Trust of America, Inc.) from August 2006 to March 2009 and from April 2006 to November 2010, respectively. From June 2002 to January 2006, Ms. Johnson gained public accounting and auditing experience while employed as an auditor with PwC. Prior to joining PwC, from September 1999 to June 2002, Ms. Johnson worked as an auditor with Arthur Andersen LLP, where she worked on the audits of a variety of public and private entities. Ms. Johnson is a Certified Public Accountant in the State of California and received a B.A. degree in Business-Economics and a minor in Accounting from the University of California, Los Angeles, where she graduated summa cum laude.

Mathieu B. Streiff, age 37, has served as our Executive Vice President since January 2012. He is also one of the founders and owners of American Healthcare Investors, which serves as one of our co-sponsors and owns a majority interest in our sub-advisor. Since November 2011, Mr. Streiff has also served as an Executive Vice President of our sub-advisor. He served as General Counsel, Executive Vice President and Secretary of Grubb & Ellis from October 2010 to June 2011. Grubb & Ellis filed for Chapter 11 bankruptcy protection on February 20, 2012. Mr. Streiff joined Grubb & Ellis Realty Investors in March 2006 as the firm’s real estate counsel responsible for structuring and negotiating property acquisitions, financings, joint ventures and disposition transactions. He was promoted to Chief Real Estate Counsel and Senior Vice President, Investment Operations in March 2009 and served in that position until October 2010. In this role, his responsibility was expanded to include the structuring and strategic management of the company’s securitized real estate investment platforms. From September 2002 until March 2006, Mr. Streiff was an associate in the real estate department of Latham & Watkins LLP in New York. Mr. Streiff received a B.S. degree in Environmental Economics and Policy from the University of California, Berkeley and a J.D. degree from Columbia University Law School. He is a member of the New York State Bar Association.

Stefan Oh, age 41, has served as our Senior Vice President — Acquisitions since January 2009. Mr. Oh has also served as the Senior Vice President, Acquisitions of American Healthcare Investors since January 2012. Mr. Oh served as the Senior Vice President, Healthcare Real Estate of Grubb & Ellis Equity Advisors from January 2010 to January 2012, having served in the same capacity for Grubb & Ellis Realty Investors since June 2007, where he was responsible for the acquisition and management of healthcare real estate. Prior to joining Grubb & Ellis, from August 1999 to June 2007, Mr. Oh worked for Health Care Property Investors, Inc., a healthcare-focused REIT, where he served as Director of Asset Management and later as Director of Acquisitions. From 1997 to 1999, he worked as an auditor and project manager for Ernst & Young AB in Stockholm, Sweden and from 1993 to 1997 as an auditor within Ernst & Young LLP’s EYKL Real Estate Group in Los Angeles, California. Mr. Oh received a B.S. degree in Accounting from Pepperdine University and is a Certified Public Accountant in the State of California (inactive).

Cora Lo, age 38, has served as our Secretary since November 2010, having previously served as our Assistant Secretary since March 2009. Ms. Lo has also served as the Senior Vice President, Securities Counsel of American Healthcare Investors since January 2012. Ms. Lo served as Senior Corporate Counsel for Grubb & Ellis since December 2007, having served as Senior Corporate Counsel and Securities Counsel for Grubb & Ellis Realty Investors since January 2007 and December 2005, respectively. She also served as the Assistant Secretary of Grubb & Ellis Apartment REIT, Inc. (now known as Landmark Apartment Trust of America, Inc.) from June 2008 to November 2010. From September 2002 to December 2005, Ms. Lo served as General Counsel of I/OMagic Corporation, a publicly traded company. Prior to 2002, Ms. Lo practiced as a private attorney specializing in corporate and securities law. Ms. Lo also interned at the United States Securities and Exchange Commission, or the SEC, Division of Enforcement in 1998. Ms. Lo received a B.A. degree in Political Science from the University of California, Los Angeles and received a J.D. degree from Boston University. Ms.  Lo is a member of the California State Bar Association.

CORPORATE GOVERNANCE

Director Attendance at Meetings of the Board of Directors

Our Board of Directors held 49 meetings during the fiscal year ended December 31, 2011. Each of our incumbent directors attended at least 75.0% of the aggregate total number of meetings of our Board of Directors held during the period for which he served as a director and of the aggregate total number of meetings held by all committees of our Board of Directors on which he served during the periods in which he served.

Director Attendance at Annual Meetings of the Stockholders

Although we have no policy with regard to attendance by the members of our Board of Directors at our annual meetings, we invite and encourage the members of our Board of Directors to attend our annual meetings to foster communication between stockholders and our Board of Directors. Each of the members of our Board of Directors attended the 2011 Annual Meeting of Stockholders.

Stockholder Communication with the Board of Directors

Any stockholder who desires to contact members of our Board of Directors, or a specified committee of our Board of Directors, may do so by writing to: Griffin-American Healthcare REIT II, Inc., Board of Directors, 4000 MacArthur Boulevard, West Tower, Suite 200, Newport Beach, California 92660, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of our Board of Directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.

Director Independence

We have a five-member board of directors. Our charter provides that a majority of the directors must be “independent directors.” Two of our directors, Jeffrey T. Hanson and Danny Prosky, are affiliated with us and we do not consider them to be independent directors. Our three remaining directors qualify as “independent directors” as defined in our charter in compliance with the requirements of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts. As defined in our charter, the term “independent director” means a director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with our co-sponsors or our advisor and our sub-advisor, or collectively, our advisor entities, by virtue of: (i) ownership of an interest in our co-sponsors, our advisor entities or any of their affiliates, other than in us; (ii) employment by our co-sponsors, our advisor entities or any of their affiliates; (iii) service as an officer or director of our co-sponsors, our advisor entities or any of their affiliates, other than as our director or a director of any other REIT organized by our co-sponsors or advised by our advisor entities; (iv) performance of services, other than as a director for us; (v) service as a director or trustee of more than three REITs organized by our co-sponsors or advised by our advisor entities; or (vi) maintenance of a material business or professional relationship with our co-sponsors, our advisor entities or any of their affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by a director from our co-sponsors, our advisor entities and their affiliates (excluding fees for serving as our director or director of another REIT or real estate program that is organized, advised or managed by our advisor or its affiliates) exceeds five percent of either the director’s annual gross income during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with our co-sponsors or our advisor entities shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with our co-sponsors, our advisor entities, any of their affiliates or with us.

While our stock is not listed on the New York Stock Exchange, each of our independent directors would also qualify as independent under the rules of the New York Stock Exchange and our Audit Committee members would qualify as independent under the New York Stock Exchange’s rules applicable to Audit Committee members.

Board Leadership Structure; Independent Lead Director

Jeffrey T. Hanson serves as both our Chairman of the Board of Directors and Chief Executive Officer. Our independent directors have determined that the most effective leadership structure for our company at the present time is for our Chief Executive Officer to also serve as our Chairman of the Board of Directors. Our independent directors believe that because our Chief Executive Officer is ultimately responsible for our day-to-day operations and for executing our business strategy, and because our performance is an integral part of the deliberations of our Board of Directors, our Chief Executive Officer is the director best qualified to act as Chairman of the Board of Directors. Our Board of Directors retains the authority to modify this structure to best address our unique circumstances, and so advance the best interests of all stockholders, as and when appropriate. In addition, although we do not have a lead independent director, our Board of Directors believes that the current structure is appropriate, as we have no employees and are externally managed by our advisor entities, whereby all operations are conducted by our advisor entities or their affiliates.

Our Board of Directors also believes, for the reasons set forth below, that its existing corporate governance practices achieve independent oversight and management accountability, which is the goal that many companies seek to achieve by separating the roles of Chairman of the Board of Directors and Chief Executive Officer. Our governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in our Code of Business Conduct and Ethics, or our Code of Ethics. Some of the relevant processes and other corporate governance practices include:

•

A majority of our directors are independent directors. Each director is an equal participant in decisions made by our full Board of Directors. In addition, all matters that relate to our co-sponsors, our advisor entities or any of their affiliates must be approved by a majority of our independent directors. The Audit Committee is comprised entirely of independent directors.

•	Each of our directors is elected annually by our stockholders.

Committees of our Board of Directors

We have one standing committee of our Board of Directors, the Audit Committee. From time to time, our Board of Directors may establish other committees it deems appropriate to address specific areas in more depth than may be possible at a full Board of Directors meeting, provided that a majority of the members of each committee are independent directors.

Audit Committee. We have an Audit Committee which must be comprised of a minimum of three individuals, a majority of whom are independent directors. Currently, the Audit Committee includes Messrs. Leardo, Robinson and Stark, each of whom is an independent director. Mr. Leardo is designated as the Audit Committee financial expert and serves as the Audit Committee chairman. The Audit Committee has adopted a charter, which is available to our stockholders at http://www.healthcarereit2.com/corporate-governance. The Audit Committee held 14 meetings during the fiscal year ended December 31, 2011. The Audit Committee:

•

has direct responsibility for appointing and overseeing an independent registered public accounting firm registered with the Public Company Accounting Oversight Board to serve as our independent auditors;

•	reviews the plans and results of the audit engagement with our independent registered public accounting firm;

•	approves audit and non-audit professional services (including the fees and terms thereof) provided by, and the independence of, our independent registered public accounting firm; and

•	consults with our independent registered public accounting firm regarding the adequacy of our internal controls.

Compensation Committee. Our Board of Directors believes that it is appropriate for our Board of Directors not to have a standing Compensation Committee based upon the fact that our executive officers and our non-independent directors do not receive compensation directly from us for services rendered to us, and we do not intend to pay compensation directly to our executive officers or our non-independent directors. Our independent directors receive compensation pursuant to the terms of an incentive plan, or our 2009 Incentive Plan, which is described under “Compensation of Directors and Executive Officers.”

Nominating and Corporate Governance Committee. We do not have a separate Nominating and Corporate Governance Committee, which we believe is the most effective and efficient approach based on the size of our Board of Directors and our current and anticipated operational requirements. We believe that our Board of Directors is qualified to perform the functions typically delegated to a Nominating and Corporate Governance Committee and that the formation of a separate committee is not necessary at this time. Our Board of Directors performs the functions of a Nominating Committee, wherein it develops the criteria for prospective members of our Board of Directors, conducts searches and interviews for prospective director candidates, reviews background information for all candidates for the Board of Directors, including those recommended by stockholders, and formally proposes the slate of directors to be elected at each annual meeting of stockholders. In addition, our full Board of Directors performs functions similar to those which might otherwise normally be delegated to a Corporate Governance Committee, including, among other things, developing a set of corporate governance principles, adopting a code of ethics, adopting objectives with respect to conflicts of interest, monitoring our compliance with corporate governance requirements of state and federal law, overseeing and evaluating our Board of Directors and our management, evaluating from time to time the appropriate size and composition of our Board of Directors and recommending, as appropriate, increases, decreases and changes to the composition of our Board of Directors, and formally proposing the slate of directors to be elected at each annual meeting of stockholders.

Director Nomination Procedures and Diversity

As outlined above, in selecting a qualified nominee, our Board of Directors considers such factors as it deems appropriate, which may include: the current composition of our Board of Directors; the range of talents of a nominee that would best complement those already represented on our Board of Directors; the extent to which a nominee would diversify our Board of Directors; a nominee’s standards of integrity, commitment and independence of thought and judgment; a nominee’s ability to represent the long-term interests of our stockholders as a whole; a nominee’s relevant expertise and experience upon which to be able to offer advice and guidance to management; a nominee who is accomplished in his or her respective field, with superior credentials and recognition; and the need for specialized expertise. While we do not have a formal diversity policy, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities. Applying these criteria, our Board of Directors considers candidates for membership on our Board of Directors suggested by its members, as well as by our stockholders. Members of our Board of Directors annually review our Board of Directors’ composition by evaluating whether our Board of Directors has the right mix of skills, experience and backgrounds. Our Board of Directors may also consider an assessment of its diversity, in its broadest sense, reflecting, but not limited to, age, geography, gender and ethnicity.

Our Board of Directors identifies nominees by first evaluating the current members of our Board of Directors willing to continue in service. Current members of our Board of Directors with skills and experience relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to nominate a member for re-election, our Board of Directors will review the desired skills and experience of a new nominee in light of the criteria set forth above.

Our Board of Directors also considers nominees for our Board of Directors recommended by stockholders. Notice of proposed stockholder nominations for our Board of Directors must be delivered in accordance with the requirements set forth in our bylaws and SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations should be delivered to: Griffin-American Healthcare REIT II, Inc., Board of Directors, 4000 MacArthur Boulevard, West Tower, Suite 200, Newport Beach, California 92660, Attention: Secretary.

Our Board of Directors recommends the slate of directors to be nominated for election at the annual meeting of stockholders. We have not and do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

Board of Directors Role in Risk Oversight

Our Board of Directors oversees our stockholders’ and other stakeholders’ interest in the long-term success of our business strategy and our overall financial strength.

Our Board of Directors is actively involved in overseeing risks associated with our business strategies and decisions. It does so, in part, through its approval of all property acquisitions and real estate-related investments and all assumptions of debt, as well as its oversight of our executive officers and advisor. In particular, our Board of Directors may determine at any time to terminate our advisor pursuant to the terms of an advisory agreement with our advisor, or the Advisory Agreement, and must evaluate the performance of our advisor, and re-authorize the Advisory Agreement, on an annual basis. Our Board of Directors is also responsible for overseeing risks related to corporate governance and the selection of nominees to our Board of Directors.

In addition, the Audit Committee reviews risks related to our financial reporting. The Audit Committee meets with our Chief Financial Officer and with representatives of our independent registered public accounting firm on a quarterly basis to discuss and assess the risks related to our internal controls. Additionally, material violations of our Code of Ethics and related corporate policies are reported to the Audit Committee and/or depending on the subject matter, and as required, are reported to our Board of Directors.

Code of Business Conduct and Ethics

We have adopted our Code of Ethics, which contains general guidelines for conducting our business and is designed to help our directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. Our Code of Ethics applies to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller and persons performing similar functions and all members of our Board of Directors. Our Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Stockholders may request a copy of our Code of Ethics, which will be provided without charge, by writing to: Griffin-American Healthcare REIT II, Inc., 4000 MacArthur Boulevard, West Tower, Suite 200, Newport Beach, California 92660, Attention: Secretary. Our Code of Ethics is also available on our website, http://www.healthcarereit2.com/corporate-governance. If, in the future, we amend, modify or waive a provision in our Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website, as necessary.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

We have no employees. Our executive officers are all employees of our advisor entities and/or their affiliates, and are compensated by these entities for their services to us. Our day-to-day management is performed by our advisor entities and their affiliates. We pay these entities fees and reimburse expenses pursuant to the Advisory Agreement. We do not currently intend to pay any compensation directly to our executive officers. As a result, we do not have, and our Board of Directors has not considered, a compensation policy or program for our executive officers and has not included a Compensation Discussion and Analysis, a Compensation Committee Report or a resolution subject to a stockholder advisory vote to approve the compensation of our executive officers in this proxy statement.

Compensation Committee Interlocks and Insider Participation

Other than Mr. Hanson and Mr. Prosky, no member of our Board of Directors during the fiscal year ended December 31, 2011 has served as an officer, and no member of our Board of Directors served as an employee, of Griffin-American Healthcare REIT II or any of our subsidiaries. In addition, during the fiscal year ended December 31, 2011, none of our executive officers served as a director or member of a Compensation Committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Option/SAR Grants in Last Fiscal Year

No option grants were made to our officers or directors for the year ended December 31, 2011.

Director Compensation

For the year ended December 31, 2011, our independent directors received the following forms of compensation:

•

Annual Retainer. Our independent directors receive an aggregate annual retainer of $36,000, which is paid on a quarterly basis at the commencement of each quarter for which an individual serves as an independent director. The chairman of the Audit Committee receives an additional aggregate annual retainer of $5,000, which is paid on a quarterly basis at the commencement of each quarter for which an individual serves as the chairman of the Audit Committee.

•

Meeting Fees. Our independent directors receive $1,500 for each Board of Directors meeting attended in person or by telephone and $500 for each committee meeting attended in person or by telephone. The chairman of each committee, other than the Audit Committee chairman, also may receive additional compensation. If a Board of Directors meeting is held on the same day as a committee meeting, an additional fee will not be paid for attending the committee meeting.

•

Equity Compensation. In connection with their initial election to our Board of Directors, each independent director receives 5,000 shares of restricted common stock, and an additional 2,500 shares of restricted common stock in connection with his or her subsequent election each year. The restricted shares vest as to 20.0% of the shares on the date of grant and on each anniversary thereafter over four years from the date of grant.

•

Other Compensation. We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors. Our independent directors do not receive other benefits from us.

In addition, on September 30, 2011, our board of directors approved a one-time special payment of $1,500 in cash to each of Mr. Leardo and Mr. Stark, in consideration of additional services rendered by them as independent directors. Additionally, on October 19, 2011, our board of directors approved a one-time payment of $12,000 in cash to each of our independent directors on such date, in consideration of the services rendered by our independent directors pertaining to the heightened supervision of our former advisor and additional duties necessitated by our former sponsor’s ongoing negotiations regarding a potential strategic transaction.

Our non-independent directors do not receive any compensation from us.

The following table sets forth certain information with respect to our director compensation during the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey T. Hanson(3)	—	—	—	—	—	—	—
Danny Prosky(3)	—	—	—	—	—	—	—
Patrick R. Leardo	129,500	25,000	—	—	—	—	154,500
Gerald W. Robinson	123,000	25,000	—	—	—	—	148,000
Gary E. Stark	124,500	25,000	—	—	—	—	149,500

(1)	Consists of the amounts described below.

Director	Role	Basic Annual Retainer ($)	Meeting Fees ($)	Additional Special Payments ($)
Hanson	Chairman of the Board	—	—	—
Prosky	Director	—	—	—
Leardo	Chairman, Audit Committee	41,000	75,000	13,500
Robinson	Member, Audit Committee	36,000	75,000	12,000
Stark	Member, Audit Committee	36,000	75,000	13,500

(2)	The amounts in this column represent the aggregate grant date fair value of the awards granted for the year ended December 31, 2011, as determined in accordance with Accounting Standards Codification, or ASC, Topic 718, Compensation — Stock Compensation, or ASC Topic 718.

The following table shows the shares of restricted common stock awarded to each director for the year ended December 31, 2011, and the aggregate grant date fair value for each award (computed in accordance with ASC Topic 718).

Director	Grant Date	Number of Shares of Restricted Common Stock	Full Grant Date Fair Value of Award ($)
Hanson	—	—	—
Prosky	—	—	—
Leardo	06/14/11	2,500	25,000
Robinson	06/14/11	2,500	25,000
Stark	06/14/11	2,500	25,000

The following table shows the aggregate number of shares of nonvested restricted common stock held by each director as of December 31, 2011:

Director	Number of Shares of Nonvested Restricted Common Stock
Hanson	—
Prosky	—
Leardo	5,500
Robinson	5,500
Stark	5,500

(3)	Mr. Hanson and Mr. Prosky are not independent directors.

2009 Incentive Plan

We adopted our 2009 Incentive Plan, pursuant to which our Board of Directors or a committee of our independent directors may make grants of options, restricted shares of common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to our 2009 Incentive Plan is 2,000,000.

On October 21, 2009, we granted an aggregate of 15,000 shares of our restricted common stock, as defined in our 2009 Incentive Plan, to our independent directors in connection with their initial election to our board of directors, of which 20.0% vested on the grant date and 20.0% will vest on each of the first four anniversaries of the date of grant. On each of June 8, 2010 and June 14, 2011, in connection with their re-election, we granted an aggregate of 7,500 shares of our restricted common stock, as defined in our 2009 Incentive Plan, to our independent directors, which will vest over the same period described above. The fair value of each share of our restricted common stock was estimated at the date of grant at $10.00 per share, the per share price of shares in our offering, and with respect to the initial 20.0% of shares that vested on the grant date, expensed as compensation immediately, and with respect to the remaining shares, amortized on a straight-line basis over the vesting period. Shares of our restricted common stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. Shares of our restricted common stock have full voting rights and rights to dividends. For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we recognized compensation expense of $66,000, $54,000 and $35,000, respectively, related to the restricted common stock grants ultimately expected to vest. ASC Topic 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we did not assume any forfeitures. Stock compensation expense is included in general and administrative in our consolidated statements of operations.

As of December 31, 2011 and 2010, there was $145,000 and $136,000, respectively, of total unrecognized compensation expense, net of estimated forfeitures, related to nonvested shares of our restricted common stock. This expense is expected to be recognized over a remaining weighted average period of 2.58 years.

As of December 31, 2011 and 2010, the fair value of the nonvested shares of our restricted common stock was $165,000 and $150,000, respectively. A summary of the status of the nonvested shares of our restricted common stock as of December 31, 2011 and 2010, and the changes for the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, is presented below:

	Number of Nonvested Shares of our Restricted Common Stock	Weighted Average Grant Date Fair Value
Balance — January 7, 2009 (Date of Inception)	—	—
Granted	15,000	$10.00
Vested	(3,000)	$10.00
Forfeited	—	—

Balance — December 31, 2009	12,000	$10.00

Granted	7,500	$10.00
Vested	(4,500)	$10.00
Forfeited	—	—

Balance — December 31, 2010	15,000	$10.00

Granted	7,500	$10.00
Vested	(6,000)	$10.00
Forfeited	—	—

Balance — December 31, 2011	16,500	$10.00

Expected to vest — December 31, 2011	16,500	$10.00

Amendment and Termination of our 2009 Incentive Plan

Unless otherwise provided in an award certificate, upon the death or disability of a participant, or upon a change in control, all of such participant’s outstanding awards pursuant to our 2009 Incentive Plan will become fully vested. Our 2009 Incentive Plan will automatically expire on the tenth anniversary of the date on which it was adopted, unless extended or earlier terminated by our Board of Directors. Our Board of Directors may terminate our 2009 Incentive Plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. Our Board of Directors may amend our 2009 Incentive Plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of our Board of Directors, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of our 2009 Incentive Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. Our Board of Directors may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by our stockholders or otherwise permitted by the antidilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

EQUITY COMPENSATION PLAN INFORMATION

We adopted our 2009 Incentive Plan, pursuant to which our Board of Directors or a committee of our independent directors may make grants of options, restricted shares of common stock, stock purchase rights, SARs or other awards to our independent directors, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to our 2009 Incentive Plan is 2,000,000. The following table provides information regarding our 2009 Incentive Plan as of December 31, 2011:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	—	—	1,970,000
Equity compensation plans not approved by security holders	—	—	—

Total	—		1,970,000

(1)	On October 21, 2009, we granted an aggregate of 15,000 shares of our restricted common stock, as defined in our 2009 Incentive Plan, to our independent directors in connection with their initial election to our Board of Directors, of which 20.0% vested on the grant date and 20.0% vested or will vest on each of the first four anniversaries of the date of grant. On each of June 8, 2010 and June 14, 2011, in connection with their re-election, we granted an aggregate of 7,500 shares of our restricted common stock, as defined in our 2009 Incentive Plan, to our independent directors, which vested or will vest as described above. The fair value of each share of our restricted common stock was estimated at the date of grant at $10.00 per share, the per share price of shares of our common stock in our offering, and with respect to the initial 20.0% of shares of our restricted common stock that vested on the date of grant, expensed as compensation immediately, and with respect to the remaining shares of our restricted common stock, amortized on a straight-line basis over the vesting period. Shares of our restricted common stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. Shares of our restricted common stock have full voting rights and rights to distributions. Such shares are not shown in the chart above as they are deemed outstanding shares of our common stock; however, such grants reduce the number of securities remaining available for future issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of August 20, 2012, the number of shares of our common stock beneficially owned by (1) any person who is known by us to be the beneficial owner of more than 5.0% of the outstanding shares of our common stock; (2) our directors; (3) our named executive officers; and (4) all of our directors and executive officers as a group. The percentage of common stock beneficially owned is based on 79,044,668 shares of our common stock outstanding as of August 20, 2012. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days.

Name of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage
Jeffrey T. Hanson(2)	244,539	*
Shannon K S Johnson	3,097	*
Danny Prosky(2)	56,301	*
Patrick R. Leardo(3)	10,000	*
Gerald W. Robinson(3)	10,000	*
Gary E. Stark(3)	10,000	*

All directors and officers as a group (9 persons)(2)(3)	331,239	*

*	Represents less than 1.0% of our outstanding common stock.

(1)	The address of each beneficial owner listed is c/o Griffin-American Healthcare REIT II, Inc., 4000 MacArthur Boulevard, West Tower, Suite 200, Newport Beach, California 92660.

(2)	Includes 18,220 shares of our common stock owned directly by American Healthcare Investors, of which Messrs. Hanson, Prosky and Streiff are principals. Each of Messrs. Hanson, Prosky and Streiff disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(3)	Includes restricted and unrestricted shares of common stock.

None of the above shares have been pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer and individual beneficially owning more than 10.0% of a registered security of the company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Based solely on a review of the copies of such forms furnished to us during and with respect to the fiscal year ended December 31, 2011, or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Fees and Expenses Paid to Affiliates

As of December 31, 2011 and until January 6, 2012, all of our executive officers and our non-independent directors were also executive officers and employees and/or holders of a direct or indirect interest in our former advisor, our former sponsor, Grubb & Ellis Equity Advisors or other affiliated entities.

Effective as of August 24, 2009, we entered into the an advisory agreement with our former advisor, or the G&E Advisory Agreement, and effective as of June 22, 2009, we entered into a dealer manager agreement with Grubb & Ellis Securities, Inc., or Grubb & Ellis Securities, an affiliate of our former advisor, or the G&E Dealer Manager Agreement. Until April 18, 2011, Grubb & Ellis Securities served as the dealer manager of our offering pursuant to the G&E Dealer Manager Agreement. Effective as of April 19, 2011, the G&E Dealer Manager Agreement with Grubb & Ellis Securities was assigned to, and assumed by, Grubb & Ellis Capital Corporation, a wholly owned subsidiary of our former sponsor. Therefore, references to the G&E Dealer Manager shall be deemed to refer to either Grubb & Ellis Securities or Grubb & Ellis Capital Corporation, or both, as applicable, unless otherwise specified.

On November 7, 2011, we notified our former advisor of the termination of the G&E Advisory Agreement. Pursuant to the G&E Advisory Agreement, either party was entitled to terminate the G&E Advisory Agreement without cause or penalty, subject to a 60-day transition period; however, certain rights and obligations of the parties survived during the 60-day transition period and beyond. As a result of a new advisory agreement that took effect on January 7, 2012 upon the expiration of the 60-day transition period provided for in the G&E Advisory Agreement, Griffin-American Healthcare REIT Advisor, LLC serves as our new advisor and delegates advisory duties to Griffin-American Healthcare REIT Sub-Advisor, LLC.

In addition, on November 7, 2011, we notified Grubb & Ellis Capital Corporation of the termination of the G&E Dealer Manager Agreement. Pursuant to the G&E Dealer Manager Agreement, either party was entitled to terminate the G&E Dealer Manager Agreement, subject to a 60-day transition period. Until January 6, 2012, Grubb & Ellis Capital Corporation remained a non-exclusive agent of our company and distributor of shares of our common stock. As a result of a new dealer manager agreement that took effect on January 7, 2012 upon the expiration of the 60-day transition period provided for in the G&E Dealer Manager Agreement, or the Dealer

Manager Agreement, Griffin Securities serves as our new dealer manager. The terms of the Dealer Manager Agreement are substantially the same as the terms of the terminated G&E Dealer Manager Agreement.

The G&E Advisory Agreement and the G&E Dealer Manager Agreement entitled our former advisor, G&E Dealer Manager and their affiliates to specified compensation for certain services, as well as reimbursement of certain expenses. In the aggregate, for the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred $46,699,000, $21,321,000 and $1,704,000, respectively, in fees and expenses paid to our former advisor or its affiliates as detailed below.

Offering Stage

Selling Commissions

Until January 6, 2012, G&E Dealer Manager received selling commissions of up to 7.0% of the gross offering proceeds from the sale of shares of our common stock in our offering other than shares of our common stock sold pursuant to the distribution reinvestment plan, or DRIP. G&E Dealer Manager could have re-allowed all or a portion of these fees to participating broker-dealers. For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred $22,196,000, $9,306,000 and $998,000, respectively, in selling commissions to G&E Dealer Manager. Such commissions were charged to stockholders’ equity as such amounts were paid to G&E Dealer Manager from the gross proceeds of our offering.

Dealer Manager Fee

Until January 6, 2012, G&E Dealer Manager received a dealer manager fee of up to 3.0% of the gross offering proceeds from the sale of shares of our common stock in our offering other than shares of our common stock sold pursuant to the DRIP. G&E Dealer Manager could have re-allowed all or a portion of these fees to participating broker-dealers. For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred $9,742,000, $4,107,000 and $441,000, respectively, in dealer manager fees to G&E Dealer Manager. Such fees were charged to stockholders’ equity as such amounts were paid to G&E Dealer Manager from the gross proceeds of our offering.

Other Organizational and Offering Expenses

Until January 6, 2012, our organizational and offering expenses were paid by our former advisor or its affiliates on our behalf. Our former advisor or its affiliates were reimbursed for actual expenses incurred up to 1.0% of the gross offering proceeds from the sale of shares of our common stock in our offering other than shares of our common stock sold pursuant to the DRIP. For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred $3,261,000, $1,372,000 and $150,000, respectively, in offering expenses to our former advisor or its affiliates. Other organizational expenses were expensed as incurred, and offering expenses were charged to stockholders’ equity as such amounts were paid to our former advisor or its affiliates from the gross proceeds of our offering.

Acquisition and Development Stage

Acquisition Fee

Until January 6, 2012, our former advisor or its affiliates received an acquisition fee of up to 2.75% of the contract purchase price for each property we acquired or 2.0% of the origination or acquisition price for any real estate-related investment we originated or acquired. Our former advisor or its affiliates were entitled to receive these acquisition fees for properties and real estate-related investments we acquired with funds raised in our offering, including acquisitions completed after the termination of the G&E Advisory Agreement, or funded with net proceeds from the sale of a property or real estate-related investment, subject to certain conditions.

For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred $6,739,000, $5,329,000 and $0, respectively, in acquisition fees to our former advisor or its affiliates. Acquisition fees in connection with the acquisition of properties were expensed as incurred in accordance with ASC Topic 805, Business Combinations, or ASC Topic 805, and were included in acquisition related expenses in our consolidated statements of operations.

Development Fee

Until January 6, 2012, our former advisor or its affiliates received, in the event our former advisor or its affiliates provided development-related services, a development fee in an amount that was usual and customary for comparable services rendered for similar projects in the geographic market where the services were provided; however, we would not pay a development fee to our former advisor or its affiliates if our former advisor elected to receive an acquisition fee based on the cost of such development.

For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we did not incur any development fees to our former advisor or its affiliates.

Reimbursement of Acquisition Expenses

Until January 6, 2012, our former advisor or its affiliates were reimbursed for acquisition expenses related to selecting, evaluating and acquiring assets, which would have been reimbursed regardless of whether an asset was acquired. The reimbursement of acquisition expenses, acquisition fees and real estate commissions and other fees paid to unaffiliated parties was not to exceed, in the aggregate, 6.0% of the purchase price or total development costs, unless fees in excess of such limits were approved by a majority of our disinterested directors, including a majority of our independent directors, not otherwise interested in the transaction. As of December 31, 2011, such fees and expenses did not exceed 6.0% of the purchase price or total development costs, except with respect to our acquisition of Lakewood Ranch Medical Office Building and Philadelphia SNF Portfolio.

For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred $21,000, $29,000 and $0, respectively, in acquisition expenses to our former advisor or its affiliates. Reimbursements of acquisition expenses were expensed as incurred in accordance with ASC Topic 805 and were included in acquisition related expenses in our consolidated statements of operations.

Operational Stage

Asset Management Fee

Until January 6, 2012, our former advisor or its affiliates were paid a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth of 0.85% of average invested assets, subject to our stockholders receiving distributions in an amount equal to 5.0% per annum, cumulative, non-compounded, of average invested capital. For such purposes, average invested assets meant the average of the aggregate book value of our assets invested in real estate properties and real estate-related investments, before deducting depreciation, amortization, bad debt and other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period of calculation; and average invested capital meant, for a specified period, the aggregate issue price of shares of our common stock purchased by our stockholders, reduced by distributions of net sales proceeds by us to our stockholders and by any amounts paid by us to repurchase shares of our common stock pursuant to our share repurchase plan.

For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred $2,929,000, $612,000 and $0, respectively, in asset management fees to our former advisor or its affiliates, which was included in general and administrative in our consolidated statements of operations.

Property Management Fee

Until January 6, 2012, our former advisor or its affiliates were paid a monthly property management fee of up to 4.0% of the gross monthly cash receipts from each property managed by our former advisor or its affiliates. Our former advisor or its affiliates may have sub-contracted its duties to any third-party, including for fees less than the property management fees payable to our former advisor or its affiliates. In addition to the above property management fee, for each property managed directly by entities other than our former advisor or its affiliates, we paid our former advisor or its affiliates a monthly oversight fee of up to 1.0% of the gross cash receipts from the property; provided however, that in no event did we pay both a property management fee and an oversight fee to our former advisor or its affiliates with respect to the same property.

For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred $843,000, $245,000 and $0, respectively, in property management fees and oversight fees to our former advisor or its affiliates, which was included in rental expenses in our consolidated statements of operations.

On-site Personnel and Engineering Payroll

For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred $103,000, $46,000 and $0, respectively, in payroll for on-site personnel and engineering to our former advisor or its affiliates, which was included in rental expenses in our consolidated statements of operations.

Lease Fees

Until January 6, 2012, we paid our former advisor or its affiliates a separate fee for any leasing activities in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Such fee was generally expected to range from 3.0% to 8.0% of the gross revenues generated during the initial term of the lease.

For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred $395,000, $59,000 and $0, respectively, in lease fees to our former advisor or its affiliates, which was capitalized as lease commissions and included in other assets, net in our consolidated balance sheets.

Construction Management Fee

Until January 6, 2012, in the event that our former advisor or its affiliates assisted with planning and coordinating the construction of any capital or tenant improvements, our former advisor or its affiliates were paid a construction management fee of up to 5.0% of the cost of such improvements. For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred $72,000, $21,000 and $0, respectively, in construction management fees to our former advisor or its affiliates. Construction management fees were capitalized as part of the associated asset and included in operating properties, net in our consolidated balance sheets.

Operating Expenses

Until January 6, 2012, we reimbursed our former advisor or its affiliates for operating expenses incurred in rendering services to us, subject to certain limitations. However, we could not reimburse our former advisor or its affiliates at the end of any fiscal quarter for total operating expenses that, in the four consecutive fiscal quarters then ended, exceeded the greater of: (i) 2.0% of our average invested assets, as defined in the G&E Advisory Agreement, or (ii) 25.0% of our net income, as defined in the G&E Advisory Agreement, unless our independent directors determined that such excess expenses were justified based on unusual and nonrecurring factors.

For the 12 months ended December 31, 2011, our operating expenses did not exceed this limitation. Our operating expenses as a percentage of average invested assets and as a percentage of net income were 1.5% and 49.7%, respectively, for the 12 months ended December 31, 2011.

For the 12 months ended December 31, 2010, our operating expenses exceeded this limitation by $40,000. Our operating expenses as a percentage of average invested assets and as a percentage of net income were 2.1% and (46.9)%, respectively, for the 12 months ended December 31, 2010. We raised the minimum offering and had funds held in escrow released to us to commence real estate operations in October 2009. We purchased our first property in March 2010. At this early stage of our operations, our general and administrative expenses were relatively high compared with our funds from operations and our average invested assets. Our board of directors determined that the relationship of our general and administrative expenses to our funds from operations and our average invested assets was justified for the 12 months ended December 31, 2010, given the costs of operating a public company and the early stage of our operations.

For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, Grubb & Ellis Equity Advisors incurred operating expenses on our behalf of $22,000, $25,000 and $56,000, respectively, which was included in general and administrative in our consolidated statements of operations.

Related Party Services Agreement

We entered into a services agreement, effective September 21, 2009, or the Transfer Agent Services Agreement, with Grubb & Ellis Equity Advisors, Transfer Agent, LLC, formerly known as Grubb & Ellis Investor Solutions, LLC, or our former transfer agent, for transfer agent and investor services. Since our former transfer agent was an affiliate of our former advisor, the terms of the Transfer Agent Services Agreement were approved and determined by a majority of our directors, including a majority of our independent directors, as fair and reasonable to us and at fees which are no greater than that which would be paid to an unaffiliated party for similar services.

On November 7, 2011, we provided notice of termination of the Transfer Agent Services Agreement to our former transfer agent. Under the Transfer Agent Services Agreement, we were required to provide 60 days written notice of termination. Therefore, the Transfer Agent Services Agreement terminated on January 6, 2012. We engaged DST Systems, Inc., an unaffiliated third party, to serve as our replacement transfer agent on January 6, 2012.

For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred expenses of $311,000, $111,000 and $59,000, respectively, for investor services that our former transfer agent provided to us, which was included in general and administrative in our consolidated statements of operations.

For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, Grubb & Ellis Equity Advisors incurred expenses of $112,000, $53,000 and $7,000, respectively, for subscription agreement processing services that our former transfer agent provided to us. As an other organizational and offering expense, these subscription agreement processing expenses will only become our liability to the extent cumulative other organizational and offering expenses do not exceed 1.0% of the gross proceeds from the sale of shares of our common stock in our offering, other than shares of our common stock sold pursuant to the DRIP.

Compensation for Additional Services

Until January 6, 2012, our former advisor or its affiliates were paid for services performed for us other than those required to be rendered by our former advisor or its affiliates under the G&E Advisory Agreement. The rate of compensation for these services had to be approved by a majority of our board of directors, including a majority of our independent directors, and could not exceed an amount that would have been paid to unaffiliated parties for similar services. For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we incurred expenses of $65,000, $59,000 and $0, respectively, for internal controls compliance services our former advisor or its affiliates provided to us.

Liquidity Stage

Disposition Fees

Prior to January 6, 2012, for services relating to the sale of one or more properties, our former advisor or its affiliates would have been paid a disposition fee up to the lesser of 2.0% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, in each case as determined by our board of directors, including a majority of our independent directors, upon the provision of a substantial amount of the services in the sales effort. The amount of disposition fees paid, when added to the real estate commissions paid to unaffiliated parties, would not have exceeded the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we did not incur any disposition fees to our former advisor or its affiliates.

Subordinated Participation Interest

Subordinated Distribution of Net Sales Proceeds

Prior to January 6, 2012, in the event of liquidation, our former advisor would have been paid a subordinated distribution of net sales proceeds. The distribution would have been equal to 15.0% of the net proceeds from the sales of properties, after distributions to our stockholders, in the aggregate, of (i) a full return of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) plus (ii) an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock, as adjusted for distributions of net sale proceeds. Actual amounts received would have depended on the sale prices of properties upon liquidation. For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we did not incur any such distributions to our former advisor.

Subordinated Distribution upon Listing

Prior to January 6, 2012, upon the listing of shares of our common stock on a national securities exchange, our former advisor would have been paid a distribution equal to 15.0% of the amount by which (i) the market value of our outstanding common stock at listing plus distributions paid prior to listing exceeded (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the date of listing. Actual amounts received would have depended upon the market value of our outstanding stock at the time of listing, among other factors. For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, we did not incur any such distributions to our former advisor.

Subordinated Distribution Upon Termination

Upon termination or non-renewal of the G&E Advisory Agreement, our former advisor would have been entitled to a subordinated distribution from our operating partnership equal to 15.0% of the amount, if any, by which (i) the appraised value of our assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid through the termination date, exceeded (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the total amount of cash that, if distributed to them as of the termination date, would have provided them an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the termination date. On January 9, 2012, our former advisor tendered its notice of election to defer its right to receive a subordinated distribution upon termination until either a listing or other liquidity event, including a liquidation, sale of substantially all of our assets or merger in which our stockholders receive, in exchange for their shares of our common stock, shares of a company that are traded on a national securities exchange. Such notice was tendered beyond the notice period provided under our operating partnership agreement.

As of December 31, 2011 and 2010, we had not recorded any charges to earnings related to the subordinated distribution upon termination.

Fees Payable Upon Internalization of the Advisor

Prior to June 1, 2010, to the extent that our board of directors determined that it was in the best interests of our stockholders to internalize (acquire from our former advisor) any management functions provided by our former advisor, the compensation payable to our former advisor for such specific internalization would be negotiated and agreed upon by our independent directors and our former advisor. Effective June 1, 2010, we amended the G&E Advisory Agreement to eliminate any compensation or remuneration payable by us or our operating partnership to our former advisor or any of its affiliates in connection with any internalization of the management functions provided by our former advisor in the future. However, this amendment was not intended to limit any other compensation or distributions that we or our operating partnership may have paid our former advisor in accordance with the G&E Advisory Agreement or any other agreement, including but not limited to the agreement of limited partnership of Griffin-American Healthcare REIT II Holdings, LP., or our operating partnership.

Transition of Advisory Services

On November 7, 2011, we and our operating partnership entered into the Advisory Agreement with our advisor. Contemporaneously with our entering into the Advisory Agreement with our advisor, our advisor entered into a sub-advisory agreement with our sub-advisor pursuant to which all advisory services and compensation therefor were delegated to our sub-advisor. The terms of the Advisory Agreement are substantially the same as the terms of the terminated G&E Advisory Agreement, except for the following:

•	the acquisition fee will be reduced from 2.75% of the contract purchase price of each property we acquire to 2.60% of the contract purchase price of each property we acquire;

•

the acquisition fee for property acquisitions will be paid with a combination of shares of our common stock and cash as follows: (i) shares of common stock in an amount equal to 0.15% of the contract purchase price of the properties, at the then-established offering price, net of selling commissions or dealer manager fees, and (ii) the remainder in cash in an amount equal to 2.45% of the contract purchase price of the properties; and

•

the monthly asset management fee will be an amount equal to one-twelfth of 0.85% of the average invested assets existing as of January 6, 2012 and one-twelfth of 0.75% of the average invested assets acquired after January 6, 2012.

Accounts Receivable Due From Affiliate

American Healthcare Investors and Griffin Capital Corporation, or Griffin Capital, collectively, our co-sponsors, have agreed to pay the majority of the expenses we have incurred in connection with the transition to our co-sponsors. The portion of the expenses that our co-sponsors have agreed to pay are paid by us and then reimbursed by American Healthcare Investors and Griffin Capital within 120 days of payment. As such, as of December 31, 2011, we have recorded a receivable of $121,000 from American Healthcare Investors, an affiliate, which is included in accounts receivable due from affiliate in our consolidated balance sheets. We do not consider Griffin Capital an affiliate and therefore the receivable of $121,000 from Griffin Capital is included in accounts and other receivables, net in our consolidated balance sheets.

Accounts Payable Due to Affiliates

The following amounts were outstanding to affiliates as of December 31, 2011 and 2010:

	December 31,
Fee	2011	2010

Selling commissions and dealer manager fees	$434,000	$539,000
Asset and property management fees	405,000	166,000
Offering costs	93,000	86,000
Operating expenses	72,000	16,000
Construction management fees	64,000	21,000
Lease commissions	34,000	5,000
On-site personnel and engineering payroll	7,000	7,000
Acquisition expenses	2,000	—

	$1,111,000	$840,000

Employee Stock Purchase Plans

On April 7, 2011, our Chairman of the Board of Directors and Chief Executive Officer, Jeffrey T. Hanson, and our President and Chief Operating Officer, Danny Prosky, each executed an executive stock purchase plan, or the G&E Plan, whereby each executive had irrevocably agreed to invest 100% and 50.0%, respectively, of their net after-tax cash compensation as employees of our former sponsor directly into our company by purchasing shares of our common stock on a regular basis, corresponding to regular payroll periods and the payment of any other net after-tax cash compensation, including bonuses. Their first investment under the G&E Plan began with their regularly scheduled payroll payment on April 29, 2011 and was to terminate on the earlier of (i) December 31, 2011, (ii) the termination of our offering, (iii) any suspension of our offering by our board of directors or regulatory body, or (iv) the date upon which the number of shares of our common stock owned by Mr. Hanson or Mr. Prosky, when combined with all their other investments in our common stock, exceeds the ownership limits set forth in our charter. The shares were purchased pursuant to our offering at a price of $9.00 per share, reflecting the elimination of selling commissions and the dealer manager fee in connection with such transactions. For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, Mr. Hanson invested $121,000, $0 and $0, respectively, of his compensation and we issued 13,436, 0 and 0 shares of our common stock, respectively, pursuant to his G&E Plan. For the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, Mr. Prosky invested $93,000, $0 and $0, respectively, of his compensation and we issued 10,313, 0 and 0 shares of our common stock, respectively, pursuant to his G&E Plan.

On November 7, 2011, Messrs. Hanson and Prosky tendered their resignations from our former sponsor. On December 30, 2011, Messrs. Hanson and Prosky, as well as Mathieu B. Streiff, our Executive Vice President, each executed an executive stock purchase plan or a stock purchase plan, or the Plan, effective January 1, 2012, whereby each executive has irrevocably agreed to invest 100%, 50.0% and 50.0%, respectively, of all of their net after-tax salary and cash bonus compensation that is earned on or after February 1, 2012 as employees of American Healthcare Investors directly into our company by purchasing shares of our common stock beginning with their regularly scheduled payroll payment on February 17, 2012 and terminating on the earlier of (i) December 31, 2012, (ii) the termination of our offering, (iii) any suspension of our offering by our board of directors or a regulatory body, or (iv) the date upon which the number of shares of our common stock owned by Mr. Hanson, Mr. Prosky or Mr. Streiff, when combined with all their other investments in our common stock, exceeds the ownership limits set forth in our charter. The shares will be purchased pursuant to our offering at a price of $9.00 per share, reflecting the elimination of selling commissions and the dealer manager fee in connection with such transactions.

In January 2012, Shannon K S Johnson, our Chief Financial Officer; Stefan Oh, our Senior Vice President of Acquisitions; and Cora Lo, our Secretary; entered into executive stock purchase plans in which they each irrevocably agreed to invest 15.0%, 15.0% and 10.0%, respectively, of their net after tax base salaries as employees of American Healthcare Investors into shares of our common stock.

Pursuant to the executive stock purchase plans, each individual has directed that the respective portion of their net after-tax salary that is earned on or after February 1, 2012 as employees of American Healthcare Investors will be directly invested into the Company by purchasing shares of our common stock. Such arrangements shall terminate on the earlier of (i) December 31, 2012, (ii) the termination of our offering, (iii) any suspension of our offering by our board of directors or a regulatory body, or (iv) the date upon which the number of shares of our common stock owned by any of them, when combined with all their other investments in our common stock, exceeds the ownership limits set forth in our charter. The shares will be purchased pursuant to our offering at a price of $9.00 per share, reflecting the elimination of selling commissions and the dealer manager fee in connection with such transactions.

Certain Conflict Resolution Restrictions and Procedures

In order to reduce or eliminate certain potential conflicts of interest, our charter and the Advisory Agreement contain restrictions and conflict resolution procedures relating to (1) transactions we enter into with our advisor entities, our directors or their respective affiliates, (2) certain future offerings and (3) allocation of properties among affiliated entities. Each of the restrictions and procedures that apply to transactions with our advisor entities and their affiliates will also apply to any transaction with any entity or real estate program advised, managed or controlled by our advisor entities and their affiliates. These restrictions and procedures include, among others, the following:

•

Except as otherwise disclosed in our prospectus for our offering, we will not accept goods or services from our advisor entities or their affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transactions, approve such transactions as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

•

We will not purchase or lease any asset (including any property) in which our advisor entities, any of our directors or any of their respective affiliates has an interest without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction, that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to our advisor entities, such director or directors or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value. We will not sell or lease assets to our advisor entities, any of our directors or any of their respective affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, determine the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent directors.

•

We will not make any loans to our advisor entities, any of our directors or any of their respective affiliates except loans, if any, to our wholly owned subsidiaries. In addition, any loans made to us by our advisor entities, our directors or any of their respective affiliates must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•

Our advisor entities and their affiliates are entitled to reimbursement, at cost, for actual expenses incurred by them on our behalf or on behalf of joint ventures in which we are a joint venture partner, subject to the limitation that our advisor entities and their affiliates are not entitled to reimbursement of operating expenses, generally, to the extent that they exceed the greater of 2.0% of our average invested assets or 25.0% of our net income.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

Our Board of Directors has ratified our Audit Committee’s appointment of the firm of Ernst & Young to continue as our independent registered public accounting firm for the year ending December 31, 2012, subject to ratification of the appointment by our stockholders. If our stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young but may decide to retain Ernst & Young as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of us and our stockholders.

Assuming the presence of a quorum in person or by proxy at the 2012 Annual Meeting of Stockholders, the affirmative vote of a majority of all votes cast at the annual meeting is required to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2012.

Representatives of Ernst & Young are expected to be present at the 2012 Annual Meeting of Stockholders. They will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Our Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012, and proxies solicited by our Board of Directors will be voted in favor of such ratification unless a stockholder indicates otherwise on the proxy.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;

AUDIT AND NON-AUDIT FEES

Ernst & Young has served as our independent registered public accounting firm since February 4, 2009 and audited our consolidated financial statements for the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009.

The following table lists the fees for services billed by our independent registered public accounting firm in 2011 and 2010:

Services	2011	2010

Audit fees(1)	$525,000	$314,000
Audit-related fees(2)	—	—
Tax fees(3)	44,000	5,000
All other fees	—	—

Total	$569,000	$319,000

(1)	Audit fees billed in 2011 and 2010 consisted of fees related to the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and statutory and regulatory audits, consents and other services related to filings with the SEC, including filings related to our offering. These amounts include fees paid by our former advisor and its affiliates for costs in connection with our offering, and to the extent cumulative other organizational and offering expenses exceed 1.0% of the gross proceeds of our offering, these amounts are not included within our consolidated financial statements.

(2)	Audit-related fees related to financial accounting and reporting consultations, assurance and related services.

(3)	Tax services consist of tax compliance and tax planning and advice.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(b) of the Exchange Act and the rules and regulations of the SEC. All services rendered by Ernst & Young for the year ended December 31, 2011 were pre-approved in accordance with the policies and procedures described above.

Auditor Independence

The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The role of the Audit Committee is to oversee our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

In this context, the Audit Committee has reviewed and discussed our audited financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Professional Standards, as amended. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and it has discussed their independence with us. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of tax preparation, tax consulting services and other non-audit services to us is compatible with maintaining the independent registered public accounting firm’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our 2011 Annual Report on Form 10-K filed with the SEC on March 15, 2012.

Audit Committee:

Patrick R. Leardo, Chairman

Gerald W. Robinson

Gary E. Stark

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 has been previously mailed or is being mailed along with this proxy statement to stockholders on or about September 5, 2012. Our 2011 Annual Report on Form 10-K is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Under SEC regulations, any stockholder desiring to submit a proposal for inclusion in proxy solicitation material for our 2013 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 4000 MacArthur Boulevard, West Tower, Suite 200, Newport Beach, California 92660, Attention: Secretary, no later than May 8, 2013 in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. If a stockholder wishes to present a proposal at our 2013 Annual Meeting of Stockholders, whether or not the proposal is intended to be included in the 2013 proxy materials, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than April 8, 2013 and no later than May 8, 2013. Stockholders are advised to review our bylaws, which contain other requirements with respect to advance notice of stockholder proposals and director nominations.

OTHER MATTERS

Mailing of Materials; Other Business

On or about September 5, 2012, we will mail a proxy card together with this proxy statement to all stockholders of record at the close of business on August 24, 2012. The only business to come before the annual meeting which management is aware of is set forth in this proxy statement. If any other business does properly come before the annual meeting or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

It is important that proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the accompanying proxy card in the accompanying return envelope or by fax to 1 (781) 633-4036 or by telephone by dialing toll-free 1 (866) 977-7699 or by the Internet at https://www.eproxy.com/hcreit2.

Po Box 55046 Boston MA 02205-9838
Your Proxy Vote is Important!

    Vote by Internet

https://www.eproxy.com/hcreit2 Have this form available when you visit the secure voting site and follow the simple instructions. You may elect to receive an email confirmation of your vote.

Vote by Telephone 1 (866) 977-7699 Call toll-free on a touch-tone phone, 24 hours a day, seven days a week. Have this form available when you call and follow the simple instructions.

       Vote by Mail or by Fax

Mark, date and sign this proxy card and mail promptly in the postage-paid envelope or fax your vote to 1 (781) 633-4036. Do not return the proxy card if you vote by Internet, by telephone, or by fax.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 7, 2012

INVESTOR PROXY CARD

The undersigned stockholder of Griffin-American Healthcare REIT II, Inc., a Maryland corporation, hereby appoints Jeffrey T. Hanson and Cora Lo, and each of them, as proxies for the undersigned with full power of substitution in each of them, to attend the 2012 Annual Meeting of Stockholders of Griffin-American Healthcare REIT II, Inc. to be held on November 7, 2012 at 8:30 a.m. local time, at the Fairmont Newport Beach Hotel, located at 4500 MacArthur Blvd., Newport Beach, California 92660, and any and all adjournments and postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such meeting and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy is solicited on behalf of the Griffin-American Healthcare REIT II, Inc. Board of Directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2012 Annual Meeting of Stockholders, including matters incident to its conduct or a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies.

All votes, whether by Internet, telephone, or fax must be received no later than 11:59 p.m., Eastern Standard Time, on November 6, 2012 to be included in the voting results. Votes sent by mail must be received no later than November 6, 2012.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on November 7, 2012

The proxy statement and annual report to stockholders are available at https://www.eproxy.com/hcreit2

You may obtain directions to attend the 2012 Annual Meeting of Stockholders of Griffin-American Healthcare REIT II, Inc. by calling 1 (949) 270-9225.

Note: When shares are held by joint tenants or tenants-in-common, the signature of one shall bind all unless the Secretary of the company is given written notice to the contrary and furnished with a copy of the instrument or order which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.	Signature(s)
Date
Signature(s)
Date

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” NAMED IN ITEM NO. 1 AND “FOR” ITEM NO. 2. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED “FOR ALL NOMINEES” NAMED IN ITEM NO. 1 AND “FOR” ITEM NO. 2.

	Please mark box as shown in this example.				☒
1.	For the election of (01) Jeffery T. Hanson, (02) Danny Prosky, (03) Patrick R. Leardo, (04) Gerald W. Robinson, and (05) Gary E. Stark to serve as Directors until the Annual Meeting of Stockholders of Griffin-American Healthcare REIT II, Inc. to be held in the year 2013 and until his successor is duly elected and qualifies.	1	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT* ☐

	(1) Jeffrey T. Hanson (2) Danny Prosky (3) Patrick R. Leardo (4) Gerald W. Robinson (5) Gary E. Stark	To Withhold authority to vote for any individual Nominee(s) write the number(s) of the nominee(s) in the box below

			FOR	AGAINST	ABSTAIN
2.	For the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2012.	2	☐	☐	☐